Exhibit 99.1

News Release
Sunoco LP Announces Fuel Distribution Acquisitions and Strategic Divestiture of its Ethanol Facility

DALLAS, January 18, 2019 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced the completion of the acquisition of the wholesale fuel distribution business from Schmitt Sales, Inc. and the execution of a definitive agreement to acquire certain convenience store locations from Speedway LLC. Sunoco will convert the acquired convenience store locations to wholesale distribution sites.

Combined, these wholesale fuels businesses distribute approximately 180 million gallons of fuel annually across a network of dealer and commission agent-operated locations in the Upstate New York, Ohio, Pennsylvania and West Virginia markets.

Total consideration for both acquisitions is approximately $50 million plus working capital adjustments.

These acquisitions are consistent with Sunoco’s strategy of utilizing its scale to grow the core fuel distribution business. Sunoco will fund the transactions with cash on hand and amounts available under its revolving credit facility, while continuing to maintain its targeted leverage ratio. These transactions are expected to be accretive to Sunoco with respect to distributable cash flow in the first year.

Additionally, Sunoco announced the execution of a definitive asset purchase agreement with Attis Industries Inc. (NASDAQ: ATIS) (“Attis”) for the sale of Sunoco’s ethanol plant, including the grain malting operation, in Fulton, New York. As part of the transaction, Sunoco will enter into a 10-year ethanol offtake agreement with Attis.

Total consideration for the divestiture is $20 million in cash. Sunoco expects to use the proceeds to repay indebtedness as it continues to maintain its targeted leverage ratio. The transaction is subject to regulatory clearances and customary closing conditions and is expected to close in the first quarter of 2019.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET).

Cautionary Statement Relevant to Forward-Looking Information
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:
Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Manager - Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com
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